Exhibit 10.7

Form of Purchase Agreement

(English Summary)

Parties to Contract	Great Shengda as Buyer and Jiangsu Lee & Man Paper Manufacturing Co., Ltd. as Vendor

Details of Products

Raw paper 3,300,RMB per ton and the total amount is 2,000 tons
Brown paper N140'170g 3,450 per ton and the total amount is 5,000 tons
Brown paper N200'250g 3,400 per ton and the total amount is 7,000 tons

Location of Delivery	North of the Beitang River, Xiaoshan Economic and Technology Development Zone, Hangzhou

Payment Method	Monthly payment, in 45 days after delivery, by Bank Acceptance

Undertaking	1.	The contract will become effective when the two parties sign on it, and it may be cancelled unless it is signed back in 7 days
	2.	The price of products may change according to the circumstance of the market, and the two parties will consult with it.